Exhibit 10.9A

Amendment dated October 8, 2014, to Employment Agreement, dated as of July 19, 2013, between Michael J. Luisi and the Company

Reference is made to the letter agreement, dated July 19, 2013, between you and World Wrestling Entertainment, Inc. (“WWE”). For good and valuable consideration, the letter agreement is hereby amended effective this 8th day October, 2014, as follows:

Sections 1(c), 1(d) and 1(e) and the words “, and the full Studio Incentive Bonus Payout for the calendar year in which the Termination Period ends and any prior calendar if not yet paid” at the end of Section 3(a) shall be deleted in their entirety. In lieu thereof, the following shall be inserted:

“(c) Studio Incentive Bonus Payment Percentages.

Notwithstanding Section 3(a) but subject to Sections 3(b) and 3(c) (as modified by the last sentence of this Section 1(c)), in addition to any WWE Management Incentive Program bonus payable as contemplated in Section 1(a), in respect of each full or partial calendar year of your employment and in respect of the first two full calendar years thereafter, beginning calendar 2014, you shall be entitled to a bonus (an “Annual Bonus”) equal to ten percent (10%) of Studios’ portion of the “Ultimate Margin” of all films acquired, co-acquired, financed, co-financed, produced or co-produced by Studios for which principal photography was completed during your employment (“Covered Films”) and which were released in the immediately preceding calendar year if, and only if, the Ultimate Margin is equal to, or exceeds, ten percent (10%) of the Ultimate Profit for such calendar year. For purposes of the foregoing, (x) the “Ultimate Profit” shall be all profit forecasted over ten years for the Covered Films released in such calendar year (as of 12/31) including, without limitation, at least fifty percent (50%) of all revenues generated from all ancillary exploitation of the films (e.g. consumer products, games, partnership sales and partnerships, etc.) as determined in good faith by the Company; and (y) “Ultimate Margin” shall be the Ultimate Profit for all Covered Films released in a calendar year less the actual Studios S,G&A for that calendar year (such S,G&A in the case of calculations of the Annual Bonus following the termination of your employment, to include only S,G&A allocable to Covered Films for the applicable calendar year with such allocable S,G&A, for these purposes, to be an amount equal to 22.5% of the net Studios investment in the Covered Films for the applicable calendar year but in no event more than 100% of the actual Studios S, G &A in the calendar year for which the Annual Bonus is being calculated). By way of example, if the Ultimate Profit in a calendar year is $5M and the S,G &A for such year is $4M, the Ultimate Margin for that year would be $1M. Since the Ultimate Margin would be 20% of the Ultimate Profit for such calendar year, the Studio Incentive Bonus would be payable for that year in the amount of $100k. For a period of ten (10) years after the year for which it is paid (and irrespective of whether or not you are then employed by the Company), each Annual Bonus shall be recalculated at the end of each such year using the then current Ultimate Profit of all films included in the applicable Annual Bonus, and an applicable payment shall be made by the Company (for any increase in the size of the Annual Bonus) or by you (as an offset to amounts otherwise payable to you or by an actual payment by you) for any decrease (including any decrease to zero) in the size of the Annual Bonus being recalculated, as the case may be (each payment made pursuant to this sentence is referred to herein as a “Subsequent Adjustment”). All calculations to be made hereunder shall be consistent with the Company’s financial statements and prepared in accordance with GAAP except that each Subsequent Adjustment shall also change the S,G&A for purposes hereof for the year for which the adjustment is made rather than the year in which the adjustment is made. In case of a termination of your employment (A) by you under clauses (i) – (iv) of Section 3(c), you shall be entitled to all Annual Bonuses and recalculations provided for in this Section 1(c); (B) for any other termination by you under Section 3(c), you shall be entitled to an Annual Bonus (if not previously paid) in respect of any full calendar year occurring prior to such termination and there shall be no further Annual Bonuses or recalculations under this Section 1(c); and (C) for any termination of your employment by the Company under Section 3(b), there shall not be any Annual Bonuses or recalculations thereafter.

If the foregoing correctly conveys our agreement to amend your letter agreement, please sign and return a copy of this letter whereupon it will constitute a legally binding amendment to the letter agreement. As so amended, the letter agreement shall remain in full force and effect.

Very truly yours,

WORLD WRESTLING ENTERTAINMENT, INC.

By:	/s/ Sean Cleary
Sean Cleary SVP, Human Resources

Agreed:

/s/ Michael J. Luisi
Michael J. Luisi